DRAFT 3/23/98 10 a.m.
FINAL REVIEWS/APPROVALS BY NOON 3/23/1998

                                                                    Exhibit 99.2

                                                                            NEWS

Cognizant

                                                           For Immediate Release

Contact:          Joseph C. Allen                     Martyn Williams
                  Cognizant Corporation               Walsh International
                  (203) 222-4235                      44-1372-389-3000

                      IMS HEALTH SIGNS DEFINITIVE AGREEMENT

                         TO ACQUIRE WALSH INTERNATIONAL

              Cognizant Corporation Spin-off Creates Global Leader
                 In Pharmaceutical Sales Force Automation Market

                     Through Merger with Sales Technologies

Westport, CT, Mar. 23, 1998 - Cognizant Corporation (NYSE:CZT), Walsh International Inc. (NASDAQ:WSHI) today jointly announced the signing of a definitive agreement for IMS HEALTH to acquire Walsh. IMS HEALTH is the premier global provider of information solutions to the pharmaceutical and healthcare industries, with more than $1 billion in 1997 revenue.

         "IMS HEALTH's Sales Technologies and Walsh International are a perfect fit strategically," said Victoria R. Fash, president and chief operating officer of IMS HEALTH. "Together they are instantly the global market leader in sales force automation solutions, focused solely on the pharmaceutical industry. By merging Sales Technologies leading position in the U.S. with Walsh's established presence in Europe and Asia Pacific, we offer unmatched worldwide coverage."

         Under terms of the agreement, Walsh shareholders will receive .3041 shares of Cognizant common stock per Walsh share, as payment to shareholders of $167 million. The number of Cognizant shares received is subject to a collar adjustment based on the price of Cognizant shares during a period prior to the closing of the transaction. Walsh has approximately 10.6 million shares outstanding.

         The transaction has been independently authorized by the Cognizant and Walsh boards of directors, and is subject to approval by Walsh shareholders. The transaction will be accounted for under purchase accounting, is expected to be tax-free, and is projected to close in the second quarter of 1998, subject to regulatory approval.

         "IMS's extensive global coverage and reputation within the pharmaceutical industry provide tremendous advantages in driving revenue growth from our lead products, Premiere(TM) and Precise(TM), said Michael Hauck, Walsh chief executive officer. "Sales Technologies' Cornerstone(TM) complements our technology while our Pharbase medical professional databases further strengthen the IMS HEALTH data services. The entire management team is enthusiastic about becoming part of IMS HEALTH."

         Based in Newtown, PA, Walsh International generated revenue of $54 million in its fiscal year ended June 30, 1997, and employs approximately 500 professionals in 14 countries. Walsh, established in 1988, is a market leader in sales force automation systems wich assist pharmaceutical and other healthcare companies in the efficient management of their sales and marketing organizations. Walsh's services include advanced electronic territory management systems, strategic sales and marketing management information systems and comprehensive data management services. The company's integrated technology, data and services are used by 500 pharmaceutical sales forces in 85 healthcare companies in over 30 countries.

         "Sales Technologies and Walsh International are committed to providing leading-edge electronic territory management solutions to our customers," said Ronald Brown, who has been named chief executive officer of Sales Technologies/Walsh, the newly formed division of IMS HEALTH. "We plan to market, support and develop both product lines going forward, while offering a longer-term migration path. A competitive advantage for customers is an accelerated investment in R&D enabled by this transaction, designed to bring the next generation of technology to market faster."

         IMS HEALTH is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. Pharmaceutical sales, prescription and market data and analysis are offered, along with decision support systems that facilitate the advancement of world health. IMS HEALTH operates in more than 90 countries, and its businesses include: IMS, the leading global provider of sales management and market research information to pharmaceutical companies; Erisco, a provider of software-based administrative and analytical solutions to the healthcare industry; Cognizant Technology Solutions, an outsourcer of software applications and development services; and Enterprises, the company's venture capital unit, focused on investments in emerging healthcare businesses. IMS HEALTH is also the largest shareholder of GartnerGroup (NASDAQ:GART), the premier provider of research and advisory services to the information technology industry.

         IMS HEALTH is currently a unit of Cognizant Corporation (NYSE:CZT). On Jan. 15, 1998, Cognizant announced plans to become two independent public companies by mid-1998:

IMS HEALTH and Nielsen Media Research. Additional information is available at Cognizant's Website: http//www.cognizantcorp.com

                                       ###

Mar. 23, 1998

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Cognizant believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of Cognizant, IMS HEALTH, or Walsh International to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) the ability to develop new or advanced technologies and systems for their businesses on a cost-effective basis, (iii) the ability to successfully achieve estimated effective tax rates and corporate overhead levels, (iv) regulatory and legislative initiatives, particularly in the area of medical privacy, (v) deterioration in economic conditions, particularly in the pharmaceutical, healthcare, information technology or other industries in which their customers operate, (vi) conditions in the securities markets which may affect the value or liquidity of portfolio investments, and (vii) other factors detailed in Cognizant's SEC filings.